Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

March 24, 2025

Matter No.:364738

Doc Ref: 25985925.1

+1 441 298 7861

robert.alexander@conyers.com

Tiziana Life Sciences Ltd.

Century House

16 Par-la-Ville Road

Hamilton HM 08

Bermuda

Dear Sirs,

Re: Tiziana Life Sciences Ltd. (the "Company

We have acted as special Bermuda legal counsel to the Company in connection with an offering, issuance and sale to be made pursuant to a base prospectus included in a registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 24, 2025 (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of common shares par value US$0.0005 per share of the Company (the “Common Shares”), up to $100,000,000 of Common Shares (the “ATM Shares”) pursuant to the Open Market Sale AgreementSM, dated October 25, 2024 between the Company and Jefferies LLC (the “Sales Agreement”), warrants to purchase common shares of the Company to be issued under warrant agreements entered into by the Company and a warrant agent named therein (the “Warrants”, and “Warrant Agreements”, respectively) and units to be issued under unit agreements of the Company (the “Units” and “Unit Agreements”, respectively) of the Company, all which are being offered for sale by the Company for an aggregate initial offering price of up to US$250,000,000 (or currency equivalent thereof).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on March 20, 2025, unanimous written resolutions of the Company’s board of directors dated March 19, 2025 (the "Resolutions"), a share report of the Company prepared by Computershare Inc., the branch registrar of the Company on March 19, 2025 (the “Branch Register”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that for all Warrants and Units the Company offers pursuant to the Registration Statement, the Company will have prepared and filed with the Commission under the Securities Act a prospectus supplement which describes that type or series of Warrants and Units together with the form of Warrant Agreement and form of Unit Agreement, (g) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution or other party identified therein as warrant agent, for which the governing law shall be the laws of the State of New York, (h) any Units will be issued under one or more unit agreements, each to be between the Company and a financial institution or other party identified therein as a unit agent, for which the governing law shall be the laws of the State of New York, (i) in the case of Warrants, (A) the Board will have taken all corporate action necessary to designate and establish the terms of such Warrants and authorize any related Warrant Agreement and such Warrant and any related Warrant Agreement will not include any provision that is unenforceable; (B) forms of such Warrants complying with the terms of the related Warrant Agreement and evidencing those Warrants will have been duly executed and delivered in accordance with the provisions of the related Warrant Agreement; and (C) any such Warrant Agreement shall have been duly signed, authorized, executed and delivered by the parties thereto, and shall be valid and binding obligations of such parties in accordance with its terms and New York law, (j) in the case of Units, (A) the Board will have taken all corporate action necessary to designate and establish the terms of such Units and authorize any related Unit Agreement and such Units and any related Unit Agreement will not include any provision that is unenforceable; (B) forms of such Units complying with the terms of the related Unit Agreement and evidencing those Units will have been duly executed and delivered in accordance with the provisions of the related Unit Agreement; and (C) any such Unit Agreement shall have been duly signed, authorized, executed and delivered by the parties thereto, and shall be valid and bringing obligations of such parties in accordance with its terms and New York law, (k) none of the terms of any Common Shares, Warrants, or Units to be established subsequent to the date hereof, nor the issuance and delivery of such Common Shares, Warrants or Units, nor the compliance by the Company with the terms of such Common Shares, Warrants, or Units will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company, and (l) the Company will have sufficient authorised share capital at the time of issuance of Common Shares to issue the Common Shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Securities by the Company and is not to be relied upon in respect of any other matter. Our opinion in paragraph 2 below is based solely upon a review of the Branch Register.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Common Shares (including any Common Shares that are duly issued upon the exercise of Warrants and, if applicable, receipt by the Company of any additional consideration payable upon such exercise) to be sold by the Company, upon the entry of the issuance thereof in the register of members of the Company and payment for such shares in accordance with the applicable prospectus supplement, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof)

3.	The issuance of the ATM Shares by the Company pursuant to the Sales Agreement has been duly authorized and, when and if issued and delivered by the Company against payment therefor in accordance with the Resolutions, the Registration Statement and the Sales Agreement, the ATM Shares will be validly issued, fully paid and nonassessable.

4.	The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

5.	The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company and upon due execution and delivery of such Units and the underlying Common Shares or Warrants that are components of such Units in accordance with the applicable unit agreement and/or warrant agreement (in the case of underlying Warrants), will constitute valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman Limited